Filed pursuant to Rule 424(b)(3)

File No. 333-264909

Destiny Tech100 Inc.

Maximum Offering of 1,455,276 Shares

Supplement No. 2 dated February 19, 2024

to the

Prospectus dated December 22, 2023

This prospectus supplement modifies, amends and supplements certain information contained in the Prospectus of Destiny Tech100 Inc. (the “Company”) dated December 22, 2023, as amended or supplemented (the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined have the meaning specified in the Prospectus.

You should carefully consider the "Risk Factors" section beginning on page 16 of the Prospectus.

Selling Stockholder – Sponsor’s Share Distribution

The disclosure appearing under the heading “Selling Stockholder – Sponsor’s Share Distribution” on pages 62 and 63 of the Prospectus is deleted in its entirety and replaced with the following:

Sponsor’s Share Distribution

Prior to the listing of our common stock on the NYSE, which we expect to occur within 90-120 days following the effectiveness of this Registration Statement on Form N-2, Destiny XYZ Inc., which is wholly-owned by Mr. Prasad, intends to distribute an aggregate of up to 700,000 of its shares of our common stock registered by this Registration Statement for no consideration to a limited number of individuals. Individual recipients of shares issued by Destiny XYZ will not be pre-selected based on any pre-existing relationship between the investor, Destiny XYZ, the Company or the Adviser. Following effectiveness of the Registration Statement, Destiny XYZ intends to broadly market its intention to issue shares, including through social media channels, website referrals by individuals, and sponsored advertising, to individuals who have a brokerage account and access the Destiny website on a first-come, first-serve basis. Any individuals that access the Destiny website will be required to first download an electronic copy of the Prospectus before being able to register to be eligible to receive shares held by Destiny XYZ. It is anticipated that no individual will be granted more than 100 shares, and most individuals will be granted a nominal number of shares, with most recipients only receiving a single share. During the promotional period from February 19, 2024 through March 12, 2024, individuals that have registered and are eligible to receive shares may refer other individuals to the Destiny website via a unique referral link. For each eligible individual that registers for a Destiny website account pursuant to the unique referral link, the individual who referred them will receive an additional share, up to a maximum of three additional shares. At the end of the promotional period, the top 50 referrers will receive additional shares, at all times subject to the 100 share limit per individual noted above. Destiny XYZ reserves the right to suspend, amend or cancel the referral program at any time. The distribution of such shares by Destiny XYZ Inc. will constitute underwriting activities, and, therefore, Destiny XYZ Inc. and Mr. Prasad will be deemed to be “underwriters” as defined by Section 2(a)(11) of the Securities Act of 1933, as amended. Because Destiny XYZ Inc. and Mr. Prasad will be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

Neither Destiny XYZ Inc. nor Mr. Prasad will receive any commissions or other payments or fees in connection with the distribution of our shares.

We have advised Destiny XYZ Inc. and Mr. Prasad that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Destiny XYZ Inc. and Mr. Prasad from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Plan of Distribution

The last paragraph on page 64 of the Prospectus under the heading “Plan of Distribution” is deleted in its entirety and replaced with the following:

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Plan of Distribution – Sponsor’s Share Distribution

The disclosure appearing under the heading “Plan of Distribution – Sponsor’s Share Distribution” on page 65 of the Prospectus is deleted in its entirety and replaced with the following:

Sponsor’s Share Distribution

Prior to the listing of our common stock on the NYSE, which we expect to occur within 90-120 days following the effectiveness of this Registration Statement on Form N-2, Destiny XYZ Inc., which is wholly-owned by Mr. Prasad, intends to distribute an aggregate of up to 700,000 of its shares of our common stock registered by this Registration Statement for no consideration to a limited number of individuals. Individual recipients of shares issued by Destiny XYZ will not be pre-selected based on any pre-existing relationship between the investor, Destiny XYZ, the Company or the Adviser. Following effectiveness of the Registration Statement, Destiny XYZ intends to broadly market its intention to issue shares, including through social media channels, website referrals by individuals, and sponsored advertising, to individuals who have a brokerage account and access the Destiny website on a first-come, first-serve basis. Any individuals that access the Destiny website will be required to first download an electronic copy of the Prospectus before being able to register to be eligible to receive shares held by Destiny XYZ. It is anticipated that no individual will be granted more than 100 shares, and most individuals will be granted a nominal number of shares, with most recipients only receiving a single share. During the promotional period from February 19, 2024 through March 12, 2024, individuals that have registered and are eligible to receive shares may refer other individuals to the Destiny website via a unique referral link. For each eligible individual that registers for a Destiny website account pursuant to the unique referral link, the individual who referred them will receive an additional share, up to a maximum of three additional shares. At the end of the promotional period, the top 50 referrers will receive additional shares, at all times subject to the 100 share limit per individual noted above. Destiny XYZ reserves the right to suspend, amend or cancel the referral program at any time. The distribution of such shares by Destiny XYZ Inc. will constitute underwriting activities, and, therefore, Destiny XYZ Inc. and Mr. Prasad will be deemed to be “underwriters” as defined by Section 2(a)(11) of the Securities Act of 1933, as amended. Because Destiny XYZ Inc. and Mr. Prasad will be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

Neither Destiny XYZ Inc. nor Mr. Prasad will receive any commissions or other payments or fees in connection with the distribution of our shares.

We have advised Destiny XYZ Inc. and Mr. Prasad that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Destiny XYZ Inc. and Mr. Prasad from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.